                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                             USA DETERGENTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:


        -----------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

        4) Proposed maximum aggregate value of transaction:


        -----------------------------------------------------------------------

        5) Total fee paid:


        -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1) Amount Previously Paid:

        -----------------------------------------------------------------------

        2) Form, Schedule or Registration Statement no.:


        -----------------------------------------------------------------------

        3) Filing Party:


        -----------------------------------------------------------------------

        4) Date Filed:


        -----------------------------------------------------------------------

                             USA DETERGENTS, INC.


Dear Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Wednesday, May 12, 1999 at 2:00 P.M., New York time, at The University Club, 1 West 54th Street, New York, New York.

     The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect directors, to vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares available for issuance thereunder, and to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company.

     At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

   Thank you for your cooperation.



                                          Very truly yours,

                                      /s/ Uri Evan
                                          ------------------------------
                                          Uri Evan,
                                          Chief Executive Officer



April 8, 1999

                             USA DETERGENTS, INC.
                              1735 JERSEY AVENUE
                       NORTH BRUNSWICK, NEW JERSEY 08902


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                 MAY 12, 1999


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of USA Detergents, Inc. (the "Company") will be held on Wednesday, May 12, 1999 at 2:00 P.M., New York time, at The University Club, 1 West 54th Street, New York, New York, for the following purposes:

     (1) To elect five directors to serve for the ensuing year.

     (2) To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares available for issuance thereunder.

     (3) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1999.

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 1, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.



                                          By Order of the Board of Directors


                                          Daniel Bergman,
                                          Secretary


April 8, 1999

                              USA DETERGENTS, INC.
                               1735 JERSEY AVENUE
                        NORTH BRUNSWICK, NEW JERSEY 08902



                                 PROXY STATEMENT

                               GENERAL INFORMATION



GENERAL

     This Proxy Statement (first mailed to stockholders on or about April 8, 1999) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of USA Detergents, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 12, 1999, at 2:00 P.M., New York time, at The University Club, 1 West 54th Street, New York, New York.

     It is proposed that at the Annual Meeting: (i) five directors will be elected, (ii) the Company's 1995 Stock Option Plan (the "Plan") will be amended to increase the number of shares available for issuance thereunder and (iii) the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1999 will be ratified.

     Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy, (ii) the amendment of the Plan to increase the number of shares available for issuance thereunder and (iii) the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company.

     Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy, "for" approval of the proposed amendment to the Plan to increase the number of shares available for issuance under the Plan, "for" the ratification of the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     On April 1, 1999, there were 13,825,602 shares of Common Stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 1, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required both for the approval of the proposed amendment to the Plan and for the ratification of the appointment of Deloitte & Touche LLP.

     The following table sets forth information as of April 1, 1999 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.


                                             AMOUNT AND NATURE OF
                                           BENEFICIAL OWNERSHIP OF     PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)       COMMON STOCK (2)        COMMON STOCK
-----------------------------------------  -------------------------   -------------
Uri Evan (3) ...........................            698,560                5.05%
Dinah Evan (3) .........................            698,560                5.05
Daniel Bergman (4) .....................            811,716                5.87
Bergman Family Limited Partnership (4)
 1961 East 1st Street
 Brooklyn, New York 11223 ..............            811,716                5.87
Frederick R. Adler (5)
 1520 South Ocean Boulevard
 Palm Beach, Florida 33480 .............          2,114,183               14.90
Christopher D. Illick (6)
 c/o Brean Murray & Co., Inc.
 570 Lexington Avenue
 New York, New York 10022 ..............              4,500                   *
Richard A. Mandell (7)
 245 East 19th Street
 New York, New York 10003 ..............             21,375                   *
Frederick J. Horowitz
 c/o American Value Brands Inc.
 333 Seventh Avenue
 New York, New York 10001 ..............            791,746                5.73
Joseph S. Cohen (8)
 1585 East 10th Street
 Brooklyn, New York 11230 ..............            840,001                6.08
Mark Antebi (9)
 1435 East 9th Street
 Brooklyn, New York 11230 ..............            813,521                5.88
Capital Guardian Trust Company (10)
 11100 Santa Monica Boulevard
 Los Angeles, California 90025 .........          1,231,150                8.90
National Westminster Bank, PLC and
 Coutts Bank (Switzerland) Ltd. (11)
 41 Lothbury
 London EC2P 2BP
 England ...............................          1,326,556                9.59
Frank Corella (12) .....................             67,920                   *
Richard D. Coslow (13) .................             15,250                   *
Keith Spero (6) ........................              6,000                   *
All directors and executive officers
 as a group (8 persons) (14) ...........          3,739,504               26.18%

------------------
* Indicates less than one percent.

 (1) Except as otherwise noted, the address of the named stockholder is c/o USA Detergents, Inc., 1735 Jersey Avenue, North Brunswick, New Jersey 08902.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities.

 (3) Amounts reflected for Uri Evan and Dinah Evan, who are married to one another, consist of (i) an aggregate of 386,430 shares held by Dinah Evan and (ii) 312,130 shares indirectly held by Uri Evan. Mr. and Mrs. Evan may each be deemed to beneficially own the shares of Common Stock held by the other. Each of Mr. and Mrs. Evan disclaims beneficial ownership of all shares other than those held in his or her name.

 (4) Shares held by the Bergman Family Limited Partnership, a Nevada partnership of which Mr. Bergman is the general partner. Mr. Bergman disclaims beneficial ownership of all shares other than those held in his name.

 (5) Includes options to purchase 13,500 shares of Common Stock, exercisable within 60 days, and a warrant to purchase 350,000 shares of Common Stock.

 (6) Reflects options to purchase shares of Common Stock, exercisable within 60 days.

 (7) Includes options to purchase 16,875 shares of Common Stock, exercisable within 60 days.

 (8) Includes 238,288 shares of Common Stock held by the children of Mr. Cohen. Mr. Cohen disclaims beneficial ownership of all shares other than those held in his name.

 (9) Includes 185,332 shares of Common Stock held by the children of Mr. Antebi. Mr. Antebi disclaims beneficial ownership of all shares other than those held in his name.

(10)  Information is as of February 10, 1999 and is derived solely from the
      Schedule 13G, dated February 8, 1999, filed with the Commission. Capital Guardian Trust Company, a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is reported to be the beneficial owner of such shares as a result of its serving as the investment manager of various institutional accounts.

(11) Information is as of February 9, 1999 and is derived from the Schedule 13G, dated the same date, filed with the Commission. According to such filing, National Westminster Bank, PLC is a parent holding company of Coutts Bank (Switzerland) Ltd. within the meaning of Rule 13d-1(b)(1)
      (ii)(G).

(12)  Includes options to purchase 55,000 shares of Common
      Stock, exercisable within 60 days.

(13) Includes options to purchase 13,750 shares of Common Stock, exercisable within 60 days.

(14) Includes options to purchase 109,625 shares of Common Stock, exercisable within 60 days, and a warrant to purchase 350,000 shares of Common Stock.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

     Five directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:




                                  YEAR
                                  FIRST
                                 BECAME
NOMINEE                 AGE     DIRECTOR            PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
--------------------   -----   ----------   --------------------------------------------------------------
Uri Evan               63      1989         Chairman of the Board of the Company since 1989, Chief
                                            Executive Officer since 1993. Mr. Evan is a co-founder and served as Chairman from 1995 to 1998 of Net Grocer Inc.,
                                            a nationwide, low-cost interactive grocery shopping
                                            service on the Internet. From 1991 to 1992, he served as
                                            Chairman and Chief Executive Officer of I. Rokeach &
                                            Sons Inc., a kosher food manufacturing and marketing
                                            company. From 1988 to 1990, Mr. Evan was Chairman and
                                            Chief Executive Officer of Newrock Development Inc., a
                                            real estate development company.

Daniel Bergman         41      1988         Co-founder of the Company and a Vice President of the
                                            Company since June 1995. Mr. Bergman also has been
                                            Director of New York Metro Sales, Secretary and a director of the Company since 1988. Between 1987 and 1991, Mr.
                                            Bergman was President of Carnegie International Inc., a
                                            retail and export electronics company.

Frederick R. Adler     73      1993         Director of the Company since 1993. Mr. Adler is
                                            Managing Director of Adler & Company, a venture capital
                                            management firm he organized in 1968, and a general
                                            partner of its related investment funds. Since January 1,
                                            1996, Mr. Adler has been of counsel to the law firm of
                                            Fulbright & Jaworski L.L.P. and, for more than five years
                                            prior thereto, was a senior partner in the firm. Mr. Adler is also Chairman of the Executive Committee and a director
                                            of Data General Corporation, Chairman and a director of
                                            Shells Seafood Restaurants, Inc., and a director of Prime
                                            Cellular, Inc. and of various private companies.

                                     YEAR
                                     FIRST
                                    BECAME
NOMINEE                    AGE     DIRECTOR            PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
-----------------------   -----   ----------   --------------------------------------------------------------
Christopher D. Illick     60      1998         Director of the Company since April 1998. Mr. Illick has
                                               served as a senior officer of Brean Murray & Co., Inc., an investment bank, since 1997 and a general partner of Illick
                                               Brothers, a real estate and management concern, since
                                               1965. From 1995 to 1997, Mr. Illick was a limited partner
                                               in the investment banking firm of Oakes, Fitzwilliams &
                                               Co. From 1992 to 1995, Mr. Illick served as Chairman and
                                               Chief Executive Officer of National Transaction Network,
                                               an electronic payment systems integrator. Mr. Illick
                                               presently serves as a director of Biomune Systems Inc.

Richard A. Mandell        56      1995         Director of the Company since August 1995. From
                                               January 1996 to February 1998, he was a Vice
                                               President--Private Investments at Clariden Asset
                                               Management (New York) Inc., a subsidiary of Clariden
                                               Bank, a private Swiss bank. From 1982 to June 1995, he
                                               was a Managing Director of Investment Banking for
                                               Prudential Securities Incorporated. Mr. Mandell is also a
                                               director of Shells Seafood Restaurants, Inc., Sbarro, Inc., a
                                               food service company, and Trend-Lines, Inc., a specialty
                                               retailer of woodworking tools and accessories and golf
                                               equipment and supplies.

     The Board of Directors met eight times and acted by written consent four times in 1998 with each incumbent director attending at least 75% of the total number of meetings.

     The Board of Directors has an Audit Committee, Compensation Committee, Stock Option Committee and Nominating Committee. The Audit Committee is currently composed of Messrs. Mandell and Illick. The functions performed by this Committee include recommending to the Board of Directors the engagement of independent auditors, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors. The Audit Committee met twice during 1998.

     The Compensation Committee is currently composed of Messrs. Adler and Mandell. The functions of this Committee include the review of existing and proposed employment arrangements and making recommendations to the Board of Directors with respect to all forms of remuneration to any officer or director of the Company. The Compensation Committee met once during 1998.

     The Stock Option Committee is currently composed of Messrs. Adler, Illick and Mandell. The Stock Option Committee is responsible for making grants of stock options under the Company's 1995 Stock Option Plan. The Stock Option Committee met eight times during 1998.

     The Executive Committee, formed in May 1997, is currently composed of Messrs. Evan, Adler, Illick and Mandell. The Executive Committee is empowered to act on behalf of the full Board of Directors to the maximum extent permitted by Delaware law. The Executive Committee did not meet during 1998.

     The Nominating Committee is currently composed of Messrs. Evan and Adler. The Nominating Committee is responsible for recommending director nominees and Board of Director committee members. The Nominating Committee did not meet during 1998. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary and supplying the candidate's name, biographical data and qualifications.

VOTE REQUIRED

     The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

     THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE FIVE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                            EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the Company's executive officers whose total annual compensation during the fiscal year ended December 31, 1997 for services in all capacities to the Company and its subsidiaries was $100,000 or greater.


                          SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                        ANNUAL COMPENSATION                  COMPENSATION
                                          -----------------------------------------------   -------------
                                                                                              SECURITIES
                                                                                              UNDERLYING
                                                                            OTHER ANNUAL        STOCK
NAME AND PRINCIPAL POSITION       YEAR       SALARY           BONUS         COMPENSATION      OPTIONS(1)
------------------------------   ------   -----------   ----------------   --------------   -------------
Uri Evan(2)                      1998      $247,730       $       --           $ 6,188             --
 Chairman of the Board and       1997       200,000               --            22,605             --
 Chief Executive Officer         1996       200,000               --            22,020             --
Daniel Bergman                   1998       147,596           28,500                --             --
 Vice President                  1997       125,000               --             2,800             --
                                 1996       125,000           42,367             5,600             --
Frank Corella                    1998       294,231           45,000            14,372         25,000
 Vice President of Sales and     1997       175,000          125,000(3)         20,000          5,000
 Marketing                       1996       175,000          150,000(3)         12,933         15,000
Richard D. Coslow(2)             1998       196,154           30,000            11,037         25,000
 Chief Financial Officer and     1997       111,000           25,000                --         30,000
 Executive Vice President        1996            --               --                --             --
Keith Spero(4)                   1998       138,811           26,250                --         20,000
 Executive Vice President        1997            --               --                --             --
 and General Manager             1996            --               --                --             --

------------------
(1) Amounts reflected have been adjusted for the three-for-two stock split of the Company's Common Stock in the form of a stock dividend paid on February 9, 1996 (the "Stock Split").

(2)   Mr. Coslow commenced employment with the Company in April 1997.

(3)   Represents sales commissions and bonuses. See "--Employment Agreements."

(4)   Mr. Spero was appointed an executive officer in August 1998.

     The following table sets forth information on option grants in the fiscal year ended December 31, 1998 to the persons named in the Summary Compensation Table. All amounts have been adjusted to reflect the Stock Split.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                              VALUE AT ASSUMED
                                                                                ANNUAL RATES
                      NUMBER OF        % OF                                    OF STOCK PRICE
                     SECURITIES    TOTAL OPTIONS                              APPRECIATION FOR
                     UNDERLYING     GRANTED TO     EXERCISE OR                 OPTION TERM(2)
                       OPTIONS     EMPLOYEES IN    BASE PRICE   EXPIRATION -----------------------
NAME                   GRANTED    FISCAL YEAR(1)    PER SHARE      DATE         5%         10%
------------------- ------------ ---------------- ------------ ----------- ----------- -----------
Uri Evan                   --            --              --           --          --          --
Daniel Bergman             --            --              --           --          --          --
Frank Corella          25,000           9.0%         $ 9.50      1/23/08    $149,362    $378,514
Richard D. Coslow      25,000           9.0%         $ 9.50      1/23/08    $149,362    $378,514
Keith Spero            20,000           7.2%         $ 9.50      1/23/08    $119,450    $302,811

------------------
(1)   Options vest over three years in installments of 25%, 25% and 50%.

(2) Amounts reflected in these columns represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified annually compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock.


     The following table sets forth information with respect to (i) exercises of stock options during fiscal 1998 and (ii) unexercised stock options held at December 31, 1998 by the persons named in the Summary Compensation Table.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES



                                                          NUMBER OF               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         OPTION EXERCISES          HELD AT FISCAL YEAR END      AT FISCAL YEAR END($)(2)
                    --------------------------- ----------------------------- ----------------------------
                        SHARES
                       ACQUIRED       VALUE
NAME                 ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------- ------------- ------------- ------------- --------------- ------------- --------------
Uri Evan                   --             --            --             --              --          --
Daniel Bergman             --             --            --             --              --          --
Frank Corella           9,573        $96,926        61,250         33,750        $262,500         $ 0
Richard D. Coslow          --             --         7,500         47,500        $      0         $ 0
Keith Spero                --             --         2,000         26,000        $      0         $ 0

------------------
(1) The "value realized" represents the difference between the exercise price of the option and the closing price of the Common Stock on The Nasdaq National Market on the date of exercise.

(2) The value for an "in-the-money" option represents the difference between the exercise price of the option and the closing price of the Common Stock on The Nasdaq National Market on December 31, 1998 of $7.25.

EMPLOYMENT AGREEMENTS

     In January 1996, the Company entered into an amended employment agreement with Mr. Evan which provides for an annual base salary of $200,000, as well as such bonuses as may be authorized from time to time by the Board of Directors. The agreement expires in June 1999, with automatic extensions of one year unless terminated, and a covenant not to compete for a period of up to twenty-four months following the termination of employment. Mr. Evan has agreed to devote approximately 80% of his working time to the business and affairs of the Company. If the Company terminates the agreement other than for cause, Mr. Evan will be entitled to continue to receive his base salary through the end of the term. The agreement also provides that in the event of a Change of Control (as defined in the agreement) during the term of the agreement or during the twenty-four months thereafter, Mr. Evan shall receive a payment equal to 2.5% of the increase in the Market Capitalization of the Company (as defined in the agreement) between the Company's 1995 IPO and such Change of Control.

     Mr. Bergman has entered into an employment agreement with the Company that provides for an annual base salary of $125,000, the right to receive a bonus based on a percentage of operating gross margin, if such a bonus program is still in effect, and such other bonuses as may be authorized from time to time by the Board of Directors. See "--Profit Sharing Plan." The agreement has a term of three years expiring in 1998, with automatic extensions of one year unless terminated, and a covenant not to compete for a period of up to twenty-four months following the termination of employment. The agreement requires the executive to devote his full time, attention and efforts to the business and affairs of the Company. If the Company terminates the agreement other than for cause, Mr. Bergman will be entitled to continue to receive his base salary through the end of the term.

     Mr. Corella has entered into an employment agreement with the Company that provides for an annual base salary of $175,000. The agreement has a term of five years expiring in 2000, with automatic extensions of one year unless terminated, and a covenant not to compete for a period of up to twenty-four months following the termination of employment. Mr. Corella is also expected to be able to earn sales commissions and, pursuant to the terms of his employment agreement, is entitled to receive an additional $125,000 in bonuses in the event the Company's net sales exceed $100,000,000 for the year. During 1998, the Company and Mr. Corella agreed to move his $125,000 bonus amount into his base salary for 1998 and all subsequent years. If the Company terminates the agreement other than for cause, Mr. Corella will be entitled to receive his base salary through the end of the term.

     In March 1997, the Company entered into an employment agreement with Richard D. Coslow to serve as the Company's Chief Financial Officer beginning April 14, 1997. The agreement provides for an annual base salary of $156,000 plus such bonuses as may be authorized from time to time by the Board of Directors, and the right to a bonus based on a percentage of operating gross margin, if such a bonus program is still in effect. The agreement has an initial three year term, with automatic extensions of one year unless terminated. If the Company terminates the agreement other than for cause or the permanent disability or death of Mr. Coslow, he will be entitled to continue to receive his base salary for a period of six months from the date of such termination.

     In July 1997, the Company entered into an employment agreement with Giulio Perillo to serve as the Company's President and Chief Operating Officer beginning August 4, 1997. Mr. Perillo resigned from his position as President and Chief Operating Office effective February 25, 1998. The agreement provided for an annual base salary of $190,000 plus such bonuses as authorized from time to time by the Board of Directors.

PROFIT SHARING PLAN

     Prior to 1998, the Company had a profit sharing plan which was based on the amount by which the Company's operating gross margin, as defined, exceeded ten percent (the "OGM Plan"). In 1998, the Company replaced the OGM Plan with a bonus plan (the "Bonus Plan") for certain employees based on the level of operating income achieved, excluding restructuring and litigation settlement charges. If the Company's 1998 operating income, as defined, achieved 85% or greater of a predetermined amount, a bonus would be distributed based upon a predetermined formula. For the year ended December 31, 1998, approximately $472,000 was distributed under the Bonus Plan. Messrs. Bergman, Corella, Coslow and Spero received bonuses of $28,500, $45,000, $30,000 and $26,250, respectively, under the Bonus Plan. The structure of the Company's bonus plan for 1999 has not yet been approved by the Company's Board of Directors.

COMPENSATION OF DIRECTORS

     During 1998, each non-employee director of the Company received an annual fee of $30,000. Mr. Adler waived payment of his annual fee commencing in February 1998. In addition, directors who are not employees or consultants of the Company are compensated through stock options. See "--Non-Employee Directors' Plan."

1995 STOCK OPTION PLAN

     See "Proposal No. 2" for a description of the terms of the Plan.

NON-EMPLOYEE DIRECTORS' PLAN

     Effective August 1995, the Company adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire an aggregate of 75,000 shares of Common Stock may be granted to non-employee directors (i.e. directors who are not employees or consultants to the Company). The Directors' Plan provides for the automatic grant to each of the Company's non-employee directors of (1) an option to purchase 4,500 shares of Common Stock on the later of the date of such director's initial election or appointment to the Board of Directors or the date of adoption of the Directors' Plan, and (2) an option to purchase 4,500 shares of Common Stock on each annual anniversary of such election or appointment, provided that such individual is on that anniversary date a non-employee director. The options will have an exercise price of 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and become exercisable in four equal quarterly installments commencing on the date which is three months after the date of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

     General. The Compensation Committee, presently consisting of Messrs. Adler and Mandell, was established in August 1995 and is responsible for the planning, review and administration of the Company's executive compensation program. Prior to the establishment of the Compensation Committee, the Board of Directors administered the Company's executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers, and made appropriate decisions concerning matters of executive compensation.

     The Company's objective is to provide a superior return to its stockholders. To support this objective, the Company believes it must attract, retain and motivate top quality executive talent. The Company's executive compensation program is a critical tool in this process. The Company's executive compensation program has been designed to link executive compensation to the Company's performance through at-risk compensation opportunities, providing significant reward to executives based on the Company's success. The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options.

     Base Salary. The Committee recognizes the importance of a competitive compensation structure in retaining and attracting senior executives. Executive salary levels are reviewed and established annually. The salaries received by the Company's executives generally reflect their levels of responsibility and other factors, such as assessments of individual performance.

     As described above, the compensation of Mr. Evan, the Company's Chief Executive Officer, was $253,918 during 1998. This, along with the other compensation provided for in Mr. Evan's employment agreement, reflected the Board of Directors' agreement on Mr. Evan's contributions to the Company during the last year, including Mr. Evan's performance in strategically positioning the Company for future growth.

     Profit Sharing Plan. The Company's executive officers are eligible for annual cash performance bonuses under the Bonus Plan, as described above. The Bonus Plan is designed to create an additional incentive for certain executive officers and employees of the Company to grow the Company's business while continuing to focus on operating income. The Committee believes that this form of compensation helps to more closely align the interests of the employees with those of the Company and its stockholders. For 1998, the Company made payments under the Bonus Plan in the aggregate amount of $472,000. See "--Profit Sharing Plan."

     Stock Options. Stock option grants have historically been used by the Company as part of its compensation program for team members, including the Company's executives and management team members. The Company's stock option program permits team members to buy a specific number of shares of Common Stock, in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, the use of stock option grants reflects the Company's philosophy of linking compensation to performance. In addition, the Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its stockholders. The Company also has used stock options as part of its standard compensation package developed to attract highly qualified employment candidates to the Company.

     Option grants made by the Committee during 1998 to the Company's executive officers included the grant of performance options for the purchase of 70,000 shares of the Common Stock. These option grants were part of the Committee's program to provide the Company's executives with added long-term incentive through stock-based compensation. The options vest over the next three years, at 25% for each of the first and second years, and 50% for the third year. As stated above, it is part of the Company's compensation philosophy to link compensation with performance.

     The Compensation Committee believes that linking executive compensation to individual accomplishments as well as corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As strategic and performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during 1998 adequately reflect the Company's compensation goals and policies.

                                             Compensation Committee,

                                                Frederick R. Adler
                                                Richard A. Mandell


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frederick R. Adler, a director and principal stockholder of the Company, is a member of the Company's Compensation Committee. See "Certain Relationships and Related Transactions."

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, the Company's directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is aware that during 1998, each of Messrs. Corella and Illick failed to timely file one report under Section 16(a), which filings were subsequently made.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) an index based on returns from a peer group of companies. The peer group of companies compared in the chart below consists of Church & Dwight Co., Inc., The Clorox Company, Colgate-Palmolive Company, The Dial Corp., Paragon Trade Brands, Inc., Perrigo Company, The Procter & Gamble Company and Unilever N.V. (the "Peer Group Index"). This peer group was selected based on the Company's good faith determination that these companies fairly represent the companies which compete in the same industry or line-of-business as the Company. This chart compares the Common Stock with (i) the Nasdaq Composite Index and (ii) the Peer Group Index, and assumes an investment of $100 on August 7, 1995 (the date the Company's shares began trading on the Nasdaq National Market) in each of the Common Stock, the stocks comprising the Nasdaq Composite Index and the stocks comprising the Peer Group Index.


                             USA DETERGENTS, INC.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     (AUGUST 7, 1995-DECEMBER 31, 1998)(1)

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]

                                                                             Sep         Dec         Mar
COMPANY                       SYMBOL           EXCHANGE    7-Aug-95        Sep-95      Dec-95       Mar-96
-----------------------------------------------------------------------------------------------------------
CHURCH & DWIGHT        CHD                  NYSE            100.0000      95.0800     80.8750      91.2594
CLOROX                 CLX                  NYSE            100.0000     107.9400    108.3178     130.2413
COLGATE PALMOLIVE      CL                   NYSE            100.0000      95.3500    100.5370     111.4453
DIAL/VIAD              DL/VVI               NYSE            100.0000     101.5400    121.5434     114.8707
NCH CORP.              NCH                  NYSE            100.0000      95.2200     96.0484      94.1755
PARAGON                PTB                  NYSE            100.0000     105.9800    159.8284     141.8797
PERRIGO                PRGO                 NASDAQ          100.0000     101.0300     97.9385     111.3365
PROCTOR & GAMBLE       PG                   NYSE            100.0000     110.9900    119.6361     122.1604
UNI-LEVER              UN                   NYSE            100.0000      98.5800    106.7326     102.9436
                       USA DETERGENTS' PEER GROUP              $ 100        $ 101       $ 107        $ 110
                       NASDAQ COMPOSITE     INDEX              $ 100        $ 105       $ 106        $ 111
USA DETERGENTS         USAD                 NASDAQ             $ 100        $ 143       $ 162        $ 336
DESOTO, INC.           DSO                                  100.0000      94.7400    110.5332      97.3797

                                Jun           Sep         Dec         Mar         Jun
COMPANY                       Jun-96        Sep-96      Dec-96      Mar-97       Jun-97
----------------------------------------------------------------------------------------
CHURCH & DWIGHT               91.2594       89.0692     99.9980    125.6775     116.9303
CLOROX                       134.0183      144.9810    151.7806    169.9336     199.8929
COLGATE PALMOLIVE            121.2859      124.3302    132.0262    142.5751     186.7591
DIAL/VIAD                    117.4323      113.8389    127.1694    131.7856     143.0664
NCH CORP.                    106.8609       92.1034    100.2085     98.3346     103.9495
PARAGON                      147.0016      159.8201    205.1131    114.5146     116.6560
PERRIGO                       92.7767       81.4394     75.2581     89.6926     103.0927
PROCTOR & GAMBLE             130.6261      140.5406    155.1287    165.3982     203.5886
UNI-LEVER                    110.0570      119.5329    132.8967    141.2426     165.3245
                                $ 116         $ 117       $ 128       $ 132        $ 151
                                $ 119         $ 123       $ 130       $ 123        $ 145
USA DETERGENTS                  $ 412         $ 411       $ 430       $ 238        $ 106
DESOTO, INC.                  84.2237       73.6957     84.2268

                             Sep         Dec         Mar         Jun         Sep        Dec
COMPANY                     Sep-97      Dec-97      Mar-98      Jun-98     Sep-98      Dec-98
---------------------------------------------------------------------------------------------
CHURCH & DWIGHT           126.7641    122.6696    132.2378    141.5209   128.4019    157.0869
CLOROX                    224.5597    240.0543    259.9068    289.1983   249.4914    353.2549
COLGATE PALMOLIVE         199.4587    210.3691    248.2986    251.8741   196.7640    265.8085
DIAL/VIAD                 149.7333    164.6018    197.6703    220.2245   194.5904    243.0434
NCH CORP.                 118.0866    108.9349    117.5625    106.5469   102.0719     98.9587
PARAGON                   126.9101     88.0248     36.7504     20.9404    22.2220     14.5287
PERRIGO                   129.8968    110.3084    101.0315     82.9873    75.2529     72.6793
PROCTOR & GAMBLE          199.0893    230.0875    243.2485    262.5381   205.0685    263.2669
UNI-LEVER                 161.2410    189.3937    208.1626    239.4494   185.7888    251.5766
                             $ 161       $ 168       $ 182       $ 191      $ 160       $ 203
                             $ 169       $ 158       $ 184       $ 190      $ 170       $ 220
USA DETERGENTS               $ 133        $ 84       $ 142       $ 171       $ 83        $ 75
DESOTO, INC.

------------------
(1) Comparison has been restated from comparison included in the Company's Proxy Statement, dated April 12, 1996, to reflect the removal of Armor All Products Corp., De Soto Inc., Paragon Group, Inc. and INBRAND Corp. from the Peer Group Index due the cessation of public trading in their common stocks.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1995, Mr. Adler was granted rights to "piggyback" on any registration statement filed by the Company, subject to certain restrictions. The registration rights agreement relating to such "piggyback" rights covers all Common Stock held by Mr. Adler. Mr. Adler has been of counsel to the law firm of Fulbright & Jaworski L.L.P. since January 1, 1996, which firm was retained to provide legal services to the Company during 1997.

     On December 26, 1997, the Company granted a warrant to purchase 350,000 shares of Common Stock to Mr. Adler, in consideration of the sum of $175,000 and investment banking services to be rendered by Mr. Adler during the three year period commencing January 1, 1998. The warrant is exercisable beginning December 2000 or, if earlier, upon the occurrence of an "Accelerating Event" as defined in the warrant, at an exercise price of $7.875 per share of Common Stock (the market price of the Common Stock on the grant date). The Company valued the warrant at approximately $375,000, the amount specified by an independent banking and valuation firm engaged by the Company. The value of the warrant, net of consideration to be received, will be deferred and amortized over the three year consulting period.

     As part of the refinancing of the Company's then-existing indebtedness to PNC Bank, N. A. ("PNC") in February 1998, $4 million was loaned to the Company by 101 Realty Associates L.L.C. ("101 Realty") at a rate of 9.5% per annum. 101 Realty is a New Jersey limited liability company owned by Uri Evan, the Company's Chairman and Chief Executive Officer, Dinah Evan, Mr. Evan's wife, Daniel Bergman, a Director and beneficial owner of more than 5% of the outstanding Common Stock, and Frederick J. Horowitz, Mark Antebi and Joseph Cohen, each of whom is the beneficial owner of more than 5% of the Company's outstanding Common Stock. The loan from 101 Realty was secured by a second mortgage on one of the Company's properties, subject to a first mortgage held by PNC in the amount of $5 million. Additionally, each of Messrs. Evan, Horowitz, Bergman, Cohen and Antebi jointly and severally guaranteed repayment of an additional $5 million of the Company's indebtedness to PNC. As part of the transaction, 101 Realty was issued a warrant to purchase 98,524 shares of Common Stock, exercisable until April 2003, at an exercise price of $10.50 per share (subject to certain anti-dilution provisions).

     In August 1998, the Company entered into a credit facility with a syndicate of lenders, including FINOVA Capital Corporation ("FINOVA"), in connection with which, all but $10 million of the Company's indebtedness to PNC was paid down and the personal guarantees described above were released. In February 1999, the Company refinanced its credit facility with the syndicate of lenders led by FINOVA. As part of the refinancing, $4.0 million of proceeds were set aside for the repayment of the Company's indebtedness to 101 Realty, provided the Company meets certain working capital availability criteria and achieves specified profitability levels for fiscal 1998 and 1999. The agreement with FINOVA provides for the reserved funds to be used to pay down certain indebtedness to FINOVA to the extent these conditions are not met for the repayment of the 101 Realty indebtedness. The Company satisfied these tests for fiscal 1998.

                PROPOSAL NO. 2--APPROVAL OF AN AMENDMENT TO THE
                 COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE
              THE NUMBER OF SHARES WHICH MAY BE ISSUED THEREUNDER

     The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Company's 1995 Stock Option Plan which would increase the aggregate number of shares of Common Stock that may be issued under the Plan from 1,000,000 shares to 1,250,000 shares. The Board of Directors believes that approval of this amendment will serve the best interests of the Company and its stockholders.

     The Plan was adopted for the purpose of securing for the Company and its stockholders the benefits of common stock ownership of the Company by key personnel of the Company and its subsidiaries. The Board of Directors believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company. The proposed amendment to the Plan will provide the Company with the flexibility to continue to grant stock options to these persons. As of April 1, 1999, the Company had approximately 332,818 shares available for future grants under the Plan. As of April 1, 1999, approximately 615 persons were eligible to participate in the Plan.

     The Plan authorizes the Board to issue incentive stock options ("ISO's"), as defined in Section 422(b) of the Internal Revenue Code (the "Code"), and stock options that do not conform to the requirements of that Code section ("Non-ISO's"). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section 422(b)(6)) 10% or more of the outstanding stock of the Company or any subsidiary (a "10% Stockholder"), the exercise price may not be less than 110% of such fair market value. The exercise price of each Non-ISO may not be less than the par value of the Common Stock. Generally, options will vest over a three to five year period, subject to acceleration in the event of a Change in Control (as hereinafter defined), and may not be exercised after the tenth anniversary (fifth anniversary in the case of an ISO granted to a 10% Stockholder) of their grant. Options may not be transferred during the lifetime of an optionholder. No stock options may be granted under the Plan after August 2005.

     The Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors. Subject to the provisions of the Plan, the Committee has the authority to, among other things, determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option and the terms for the payment of the option price, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. Each grant of options is to be evidenced by a stock option agreement executed by the Company and the optionee at the time of grant in accordance with the terms and conditions of the Plan.

     No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or one of its subsidiaries for at least six months (or for such longer period as the Committee may designate) from the date the option is granted. Unless extended by the Committee, if an optionee ceases to be employed by or to perform services for the Company or one of its subsidiaries for any reason other than death or disability, then each outstanding option granted to him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, of, if earlier, the date specified in the option agreement. If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then, unless extended by the Committee, each outstanding option granted to the optionee under the Plan will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement.

     If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change in Control of the Company occurs will immediately become exercisable. A "Change in Control of the Company" will be deemed to occur if (i) there is consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, or (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Board of Directors may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan is subject to the approval of the Company's stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

FEDERAL INCOME TAX CONSEQUENCES

     An optionee will not realize taxable income upon the grant of an option. In general, the holder of a Non-ISO will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction in the same amount, subject to the deduction limits of Section 162(m) of the Code. (If an optionee is subject to the six month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, ordinary income recognition generally will be postponed until the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised (or, if later, the time the ordinary income is recognized with respect to the shares received upon exercise).

     The holder of an ISO will not realize taxable income upon the exercise of the option (although the option spread is an adjustment to taxable income that may result in alternative minimum tax (the adjustment, if any, is also added to the basis of the shares for purposes of determining adjusted gain or loss under the alternative minimum tax when the shares are sold)). If the stock acquired upon exercise of the Incentive Stock Option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction in the same amount, subject to the limitations of Section 162(m) of the Code. Any remaining gain is treated as short-term or long-term capital gain depending on the holding period. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction.

THE AMENDMENT TO THE PLAN

     The Board of Directors believes that approval of the amendment to increase the aggregate number of shares which may be issued under the Plan will serve the best interests of the Company and its stockholders by permitting the Committee to exercise needed flexibility in the administration of the Plan and the granting of options thereunder. In addition, the Board of Directors believes that the ability to grant additional options will help attract, motivate and retain key employees and directors who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

     Accordingly, the Board of Directors recommends that the stockholders approve the following resolution:

   RESOLVED, that the aggregate number of shares of the Company's Common Stock which may be issued under the Company's 1995 Stock Option Plan (the "Plan") shall be increased to 1,250,000 shares, and that the first sentence of
   Section 2 of the Plan be amended to read in its entirety as follows:

     "The Company may issue and sell a total of 1,250,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan."

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                  PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT
                  OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP audited the financial statements of the Company for the fiscal years ended December 31, 1996, 1997 and 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received by the Company no later than December 10, 1999 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                             By Order of the Board of Directors



                                             Daniel Bergman,
                                             Secretary

Dated: April 8, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: USA DETERGENTS, INC.,
ATTENTION: CHIEF FINANCIAL OFFICER, 1735 JERSEY AVENUE, NORTH BRUNSWICK, NEW JERSEY 08902.

                             USA DETERGENTS, INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 1999

     The undersigned, a stockholder of USA Detergents, Inc. (the "Corporation"), hereby constitutes and appoints Uri Evan and Daniel Bergman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 12, 1999, and at any and all adjournments or postponements thereof, as follows:

  (1) ELECTION OF DIRECTORS

   [ ] FOR the nominees listed below         [ ] WITHHOLDING AUTHORITY
       (except as marked to the                  to vote for all the nominees
       contrary below)                           listed below

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees: Frederick R. Adler, Daniel Bergman, Uri Evan, Christopher D. Illick and Richard A. Mandell.

  (2) PROPOSAL TO AMEND THE CORPORATION'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

  (3) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

  (4) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

                                                    (CONTINUED ON REVERSE SIDE.)

(CONTINUED)


     Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.


     Any and all proxies heretofore given by the undersigned are hereby revoked.


                                   Dated:--------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                   Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.





           PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE